UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Rule 14d-100)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)

ADVANCED MICRO DEVICES, INC.

(Name of Subject Company (Issuer))

ADVANCED MICRO DEVICES, INC. (Issuer)

(Names of Filing Persons (Identifying Status as Offeror, Issuer or Other Person))

6.00% Convertible Senior Notes due 2015

(Title of Class of Securities)

007903 AK3

007903 AL1

(CUSIP Number of Class of Securities)

Harry A. Wolin, Esq.

Senior Vice President, General Counsel and Secretary

One AMD Place

Sunnyvale, California 94088-3453

(408) 749-4000

(Name, address and telephone numbers of person authorized to receive notices and communications on behalf of Filing Persons)

Copy to:

Tad J. Freese, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025-1008

Phone: (650) 328-4600

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$800,000,000	$57,040

*	Determined pursuant to Rule 0-1l(b)(l) of the Securities Exchange Act of 1934, as amended. Based upon the maximum amount of cash that might be paid for the 6.00% Convertible Senior Notes due 2015 (the “Notes”) assuming that $800,000,000 aggregate principal amount of outstanding Notes are purchased at a price of $1,000 per $1,000 principal amount.
**	The amount of the filing fee equals $71.30 per $1,000,000 of the value of the transaction.

☒	Check the box if any part of the fee is offset as provided by Rule 0-1l(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$57,040	Filing Party:	Advanced Micro Devices, Inc.
Form or Registration No.:	Schedule TO-I	Date Filed:	July 26, 2010

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

INTRODUCTORY STATEMENT

This Amendment No. 2 (“Amendment No. 2”) amends and supplements the Tender Offer Statement on Schedule TO (as amended and restated, the “Schedule TO”) originally filed with the United States Securities and Exchange Commission (the “SEC”) on July 26, 2010, amended by Amendment No. 1 to the Schedule TO filed on August 4, 2010 by Advanced Micro Devices, Inc. (“AMD” or the “Company”), in connection with its offer to purchase for cash, on the terms and subject to the conditions set forth in the Offer to Purchase, dated July 26, 2010 (the “Offer to Purchase”), and related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), on a pro rata basis, up to $800,000,000 aggregate principal amount of AMD’s outstanding 6.00% Convertible Senior Notes due 2015 (the “Notes”).

Only those items amended are reported in this Amendment No. 2. Except as specifically provided herein, the information contained in the Schedule TO remains unchanged and this Amendment No. 2 does not modify any of the information previously reported on Schedule TO. You should read this Amendment No. 2 together with the Schedule TO, the Offer to Purchase and the related Letter of Transmittal.

Item 12.	Exhibits.

Exhibit Number	Description of Document

(a)(1)(A)*	Offer to Purchase, dated July 26, 2010.

(a)(1)(B)*	Form of Letter of Transmittal.

(a)(1)(C)*	IRS Form W-9.

(a)(5)	Press Release Regarding Offer, dated July 26, 2010 (incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K, filed July 26, 2010).

(b)	None.

(d)(1)	Amended and Restated Certificate of Incorporation of Advanced Micro Devices, Inc. dated May 8, 2007, filed as Exhibit 3.1 to AMD’s Quarterly Report on Form 10-Q for the period ended March 31, 2007, is hereby incorporated by reference.

(d)(2)	Advanced Micro Devices, Inc. Amended and Restated Bylaws, as amended on July 30, 2009, filed as Exhibit 3.1 to AMD’s Current Report on Form 8-K dated July 30, 2009, is hereby incorporated by reference.

(d)(3)	2000 Employee Stock Purchase Plan, as amended and restated filed as Exhibit 10.1 to AMD’s Form S-8 filed on August 8, 2007, is hereby incorporated by reference.

(d)(4)	Forms of Stock Option Agreements, filed as Exhibit 10.8 to AMD’s Annual Report on Form 10-K for the fiscal year ended December 29, 1991, are hereby incorporated by reference.

(d)(5)	Forms of Restricted Stock Agreements, filed as Exhibit 10.11 to AMD’s Annual Report on Form 10-K for the fiscal year ended December 29, 1991, are hereby incorporated by reference.

(d)(6)	Outside Director Equity Compensation Policy, adopted March 22, 2006, amended and restated as of May 3, 2007 and November 1, 2007, as amended February 12, 2009, filed as Exhibit 10.5(a) to AMD’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008, is hereby incorporated by reference.

(d)(7)	AMD 2000 Stock Incentive Plan, as amended, filed as Exhibit 10.12 to AMD’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2003, is hereby incorporated by reference.

(d)(8)	AMD’s U.S. Stock Option Program for options granted after April 25, 2000, filed as Exhibit 10.14 to AMD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, is hereby incorporated by reference.

(d)(9)	Advanced Micro Devices, Inc. 2005 Annual Incentive Plan, filed as Exhibit 10.2 to AMD’s Current Report on Form 8-K filed October 14, 2005, is hereby incorporated by reference.

Exhibit Number	Description of Document

(d)(10)	AMD’s Stock Option Program for Employees Outside the U.S. for options granted after April 25, 2000, filed as Exhibit 10.24 to AMD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, is hereby incorporated by reference.

(d)(11)	AMD’s U.S. Stock Option Program for options granted after April 24, 2001, filed as Exhibit 10.23(a) to AMD’s Annual Report on Form 10-K for the fiscal year ended December 30, 2001, is hereby incorporated by reference.

(d)(12)	Third Amended and Restated 2004 Equity Incentive Plan, incorporated by reference from the Definitive Proxy Statement on Schedule 14A filed with the SEC on March 5, 2010.

(d)(13)	Form of U.S. 2004 Equity Incentive Plan Stock Option Grant Notice, filed as Exhibit 10.1 to AMD’s Quarterly Report on Form 10-Q for the period ended June 27, 2009, is hereby incorporated by reference.

(d)(14)	Form of Stock Option Agreement for Non-U.S. Participants—Stock Option Award— Advanced Micro Devices, Inc. 2004 Equity Incentive Plan, filed as Exhibit 10.2 to AMD’s Quarterly Report on Form 10-Q for the period ended June 27, 2009, is hereby incorporated by reference.

(d)(15)	Form of Restricted Stock Unit Agreement for Non-U.S. Participants—Restricted Stock Unit Award—Advanced Micro Devices, Inc. 2004 Equity Incentive Plan, filed as Exhibit 10.3 to AMD’s Quarterly Report on Form 10-Q for the period ended June 27, 2009, is hereby incorporated by reference.

(d)(16)	Form of Terms and Conditions For Participants Located in the U.S.—Restricted Stock Unit Award—Advanced Micro Devices, Inc. 2004 Equity Incentive Plan, filed as Exhibit 10.4 to AMD’s Quarterly Report on Form 10-Q for the period ended October 1, 2006, is hereby incorporated by reference.

(d)(17)	AMD 1996 Stock Incentive Plan, as amended, filed as Exhibit 10.58 to AMD’s Quarterly Report on Form 10-Q for the period ended June 29, 2003, is hereby incorporated by reference.

(d)(18)	AMD 1998 Stock Incentive Plan, as amended, filed as Exhibit 10.32 to AMD’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2003, is hereby incorporated by reference.

(d)(19)	1995 Option Stock Plan of NexGen, Inc., as amended, filed as Exhibit 10.37 to AMD’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996, is hereby incorporated by reference.

(d)(20)	ATI Technologies Inc. Share Option Plan, as amended effective as of January 25, 2005 filed as Exhibit 99.3 to AMD’s Registration Statement on Form S-8 (333-138291) filed on October 30, 2006 is hereby incorporated by reference.

(d)(21)	ARTX Inc. 1997 Equity Incentive Plan, as amended, filed as Exhibit 99.4 to AMD’s Registration Statement on Form S-8 (333-138291) filed on October 30, 2006 is hereby incorporated by reference.

(d)(22)	Stock Purchase Agreement between West Coast Hitech L.P., and Advanced Micro Devices, Inc. dated as of November 15, 2007 filed as Exhibit 10.1 to AMD’s Current Report on Form 8-K filed November 16, 2007, is hereby incorporated by reference.

(d)(23)	Master Transaction Agreement by and among Advanced Micro Devices, Inc., Advanced Technology Investment Company LLC and West Coast Hitech L.P. dated October 6, 2008 filed as Exhibit 10.1 to AMD’s Current Report on Form 8-K dated October 16, 2008, is hereby incorporated by reference.

(d)(24)	Amendment to Master Transaction Agreement dated December 5, 2008 among Advanced Micro Devices, Inc., Advanced Technology Investment Company LLC and West Coast Hitech L.P. filed as Exhibit 10.1 to AMD’s Current Report on Form 8-K dated December 5, 2008, is hereby incorporated by reference.

Exhibit Number	Description of Document

(d)(25)	Indenture governing 6.00% Convertible Senior Notes due 2015, dated April 27, 2007 between Advanced Micro Devices, Inc. and Wells Fargo Bank, N.A., filed as Exhibit 4.1 to AMD’s Current Report on Form 8-K dated April 24, 2007, is hereby incorporated by reference.

(d)(26)	Form of 6.00% Convertible Senior Note due 2015, filed as Exhibit 4.1 to AMD’s Current Report on Form 8-K dated April 24, 2007, is hereby incorporated by reference.

(d)(27)	Indenture governing 5.75% Convertible Senior Notes due 2012, dated August 14, 2007, between Advanced Micro Devices, Inc. and Wells Fargo Bank, N.A., filed as Exhibit 4.1 to AMD’s Current Report on Form 8-K filed August 14, 2007, is hereby incorporated by reference.

(d)(28)	Form of 5.75% Convertible Senior Note due 2012, filed as Exhibit 4.1 to AMD’s Current Report on Form 8-K filed August 14, 2007, is hereby incorporated by reference.

(d)(29)	Indenture, including the Form of 8.125% Senior Note, governing 8.125% Senior Notes due 2017, dated November 30, 2009 between Advanced Micro Devices, Inc. and Wells Fargo Bank, N.A., filed as Exhibit 4.1 to AMD’s Current Report on Form 8-K filed December 1, 2009, is hereby incorporated by reference.

(d)(30)	Form of Stock Option Agreement for U.S. Senior Vice Presidents and above—Advanced Micro Devices, Inc. 2004 Equity Incentive Plan, filed as Exhibit 10.1 to AMD’s Quarterly Report on Form 10-Q filed August 4, 2010, is hereby incorporated by reference.

(d)(31)	Form of Stock Option Agreement for Non-U.S. Senior Vice Presidents and above—Advanced Micro Devices, Inc. 2004 Equity Incentive Plan, filed as Exhibit 10.2 to AMD’s Quarterly Report on Form 10-Q filed August 4, 2010, is hereby incorporated by reference.

(d)(32)	Form of Restricted Stock Unit Agreement for U.S. Senior Vice Presidents and above—Advanced Micro Devices, Inc. 2004 Equity Incentive Plan, filed as Exhibit 10.3 to AMD’s Quarterly Report on Form 10-Q filed August 4, 2010, is hereby incorporated by reference.

(d)(33)	Form of Restricted Stock Unit Agreement for Non-U.S. Senior Vice Presidents and above—Advanced Micro Devices, Inc. 2004 Equity Incentive Plan, filed as Exhibit 10.4 to AMD’s Quarterly Report on Form 10-Q filed August 4, 2010, is hereby incorporated by reference.

(d)(34)	Indenture, including the Form of 7.75% Senior Note, governing 7.75% Senior Notes due 2020, dated August 4, 2010, between Advanced Micro Devices, Inc. and Wells Fargo Bank, N.A., filed as Exhibit 4.1 to AMD’s Current Report on Form 8-K dated August 4, 2010, is hereby incorporated by reference.

(d)(35)	Registration Rights Agreement, dated August 4, 2010, between Advanced Micro Devices, Inc. and J.P. Morgan Securities Inc., filed as Exhibit 10.1 to AMD’s Current Report on Form 8-K dated August 4, 2010, is hereby incorporated by reference.

(g)	None.

(h)	None.

*	Previously filed on Schedule TO.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Advanced Micro Devices, Inc.

By:	/S/ HARRY A WOLIN
Name:	Harry A. Wolin
Title:	Senior Vice President, General Counsel and Secretary

Dated: August 6, 2010

INDEX TO EXHIBITS

Exhibit Number	Description of Document

(a)(1)(A)*	Offer to Purchase, dated July 26, 2010.

(a)(1)(B)*	Form of Letter of Transmittal.

(a)(1)(C)*	IRS Form W-9.

(a)(5)	Press Release Regarding Offer, dated July 26, 2010 (incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K, filed July 26, 2010).

(b)	None.

(d)(1)	Amended and Restated Certificate of Incorporation of Advanced Micro Devices, Inc. dated May 8, 2007, filed as Exhibit 3.1 to AMD’s Quarterly Report on Form 10-Q for the period ended March 31, 2007, is hereby incorporated by reference.

(d)(2)	Advanced Micro Devices, Inc. Amended and Restated Bylaws, as amended on July 30, 2009, filed as Exhibit 3.1 to AMD’s Current Report on Form 8-K dated July 30, 2009, is hereby incorporated by reference.

(d)(3)	2000 Employee Stock Purchase Plan, as amended and restated filed as Exhibit 10.1 to AMD’s Form S-8 filed on August 8, 2007, is hereby incorporated by reference.

(d)(4)	Forms of Stock Option Agreements, filed as Exhibit 10.8 to AMD’s Annual Report on Form 10-K for the fiscal year ended December 29, 1991, are hereby incorporated by reference.

(d)(5)	Forms of Restricted Stock Agreements, filed as Exhibit 10.11 to AMD’s Annual Report on Form 10-K for the fiscal year ended December 29, 1991, are hereby incorporated by reference.

(d)(6)	Outside Director Equity Compensation Policy, adopted March 22, 2006, amended and restated as of May 3, 2007 and November 1, 2007, as amended February 12, 2009, filed as Exhibit 10.5(a) to AMD’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008, is hereby incorporated by reference.

(d)(7)	AMD 2000 Stock Incentive Plan, as amended, filed as Exhibit 10.12 to AMD’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2003, is hereby incorporated by reference.

(d)(8)	AMD’s U.S. Stock Option Program for options granted after April 25, 2000, filed as Exhibit 10.14 to AMD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, is hereby incorporated by reference.

(d)(9)	Advanced Micro Devices, Inc. 2005 Annual Incentive Plan, filed as Exhibit 10.2 to AMD’s Current Report on Form 8-K filed October 14, 2005, is hereby incorporated by reference.

(d)(10)	AMD’s Stock Option Program for Employees Outside the U.S. for options granted after April 25, 2000, filed as Exhibit 10.24 to AMD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, is hereby incorporated by reference.

(d)(11)	AMD’s U.S. Stock Option Program for options granted after April 24, 2001, filed as Exhibit 10.23(a) to AMD’s Annual Report on Form 10-K for the fiscal year ended December 30, 2001, is hereby incorporated by reference.

(d)(12)	Third Amended and Restated 2004 Equity Incentive Plan, incorporated by reference from the Definitive Proxy Statement on Schedule 14A filed with the SEC on March 5, 2010.

(d)(13)	Form of U.S. 2004 Equity Incentive Plan Stock Option Grant Notice, filed as Exhibit 10.1 to AMD’s Quarterly Report on Form 10-Q for the period ended June 27, 2009, is hereby incorporated by reference.

(d)(14)	Form of Stock Option Agreement for Non-U.S. Participants—Stock Option Award— Advanced Micro Devices, Inc. 2004 Equity Incentive Plan, filed as Exhibit 10.2 to AMD’s Quarterly Report on Form 10-Q for the period ended June 27, 2009, is hereby incorporated by reference.

Exhibit Number	Description of Document

(d)(15)	Form of Restricted Stock Unit Agreement for Non-U.S. Participants—Restricted Stock Unit Award—Advanced Micro Devices, Inc. 2004 Equity Incentive Plan, filed as Exhibit 10.3 to AMD’s Quarterly Report on Form 10-Q for the period ended June 27, 2009, is hereby incorporated by reference.

(d)(16)	Form of Terms and Conditions For Participants Located in the U.S.—Restricted Stock Unit Award—Advanced Micro Devices, Inc. 2004 Equity Incentive Plan, filed as Exhibit 10.4 to AMD’s Quarterly Report on Form 10-Q for the period ended October 1, 2006, is hereby incorporated by reference.

(d)(17)	AMD 1996 Stock Incentive Plan, as amended, filed as Exhibit 10.58 to AMD’s Quarterly Report on Form 10-Q for the period ended June 29, 2003, is hereby incorporated by reference.

(d)(18)	AMD 1998 Stock Incentive Plan, as amended, filed as Exhibit 10.32 to AMD’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2003, is hereby incorporated by reference.

(d)(19)	1995 Option Stock Plan of NexGen, Inc., as amended, filed as Exhibit 10.37 to AMD’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996, is hereby incorporated by reference.

(d)(20)	ATI Technologies Inc. Share Option Plan, as amended effective as of January 25, 2005 filed as Exhibit 99.3 to AMD’s Registration Statement on Form S-8 (333-138291) filed on October 30, 2006 is hereby incorporated by reference.

(d)(21)	ARTX Inc. 1997 Equity Incentive Plan, as amended, filed as Exhibit 99.4 to AMD’s Registration Statement on Form S-8 (333-138291) filed on October 30, 2006 is hereby incorporated by reference.

(d)(22)	Stock Purchase Agreement between West Coast Hitech L.P., and Advanced Micro Devices, Inc. dated as of November 15, 2007 filed as Exhibit 10.1 to AMD’s Current Report on Form 8-K filed November 16, 2007, is hereby incorporated by reference.

(d)(23)	Master Transaction Agreement by and among Advanced Micro Devices, Inc., Advanced Technology Investment Company LLC and West Coast Hitech L.P. dated October 6, 2008 filed as Exhibit 10.1 to AMD’s Current Report on Form 8-K dated October 16, 2008, is hereby incorporated by reference.

(d)(24)	Amendment to Master Transaction Agreement dated December 5, 2008 among Advanced Micro Devices, Inc., Advanced Technology Investment Company LLC and West Coast Hitech L.P. filed as Exhibit 10.1 to AMD’s Current Report on Form 8-K dated December 5, 2008, is hereby incorporated by reference.

(d)(25)	Indenture governing 6.00% Convertible Senior Notes due 2015, dated April 27, 2007 between Advanced Micro Devices, Inc. and Wells Fargo Bank, N.A., filed as Exhibit 4.1 to AMD’s Current Report on Form 8-K dated April 24, 2007, is hereby incorporated by reference.

(d)(26)	Form of 6.00% Convertible Senior Note due 2015, filed as Exhibit 4.1 to AMD’s Current Report on Form 8-K dated April 24, 2007, is hereby incorporated by reference.

(d)(27)	Indenture governing 5.75% Convertible Senior Notes due 2012, dated August 14, 2007, between Advanced Micro Devices, Inc. and Wells Fargo Bank, N.A., filed as Exhibit 4.1 to AMD’s Current Report on Form 8-K filed August 14, 2007, is hereby incorporated by reference.

(d)(28)	Form of 5.75% Convertible Senior Note due 2012, filed as Exhibit 4.1 to AMD’s Current Report on Form 8-K filed August 14, 2007, is hereby incorporated by reference.

(d)(29)	Indenture, including the Form of 8.125% Senior Note, governing 8.125% Senior Notes due 2017, dated November 30, 2009 between Advanced Micro Devices, Inc. and Wells Fargo Bank, N.A., filed as Exhibit 4.1 to AMD’s Current Report on Form 8-K filed December 1, 2009, is hereby incorporated by reference.

Exhibit Number	Description of Document

(d)(30)	Form of Stock Option Agreement for U.S. Senior Vice Presidents and above—Advanced Micro Devices, Inc. 2004 Equity Incentive Plan, filed as Exhibit 10.1 to AMD’s Quarterly Report on Form 10-Q filed August 4, 2010, is hereby incorporated by reference.

(d)(31)	Form of Stock Option Agreement for Non-U.S. Senior Vice Presidents and above—Advanced Micro Devices, Inc. 2004 Equity Incentive Plan, filed as Exhibit 10.2 to AMD’s Quarterly Report on Form 10-Q filed August 4, 2010, is hereby incorporated by reference.

(d)(32)	Form of Restricted Stock Unit Agreement for U.S. Senior Vice Presidents and above—Advanced Micro Devices, Inc. 2004 Equity Incentive Plan, filed as Exhibit 10.3 to AMD’s Quarterly Report on Form 10-Q filed August 4, 2010, is hereby incorporated by reference.

(d)(33)	Form of Restricted Stock Unit Agreement for Non-U.S. Senior Vice Presidents and above—Advanced Micro Devices, Inc. 2004 Equity Incentive Plan, filed as Exhibit 10.4 to AMD’s Quarterly Report on Form 10-Q filed August 4, 2010, is hereby incorporated by reference.

(d)(34)	Indenture, including the Form of 7.75% Senior Note, governing 7.75% Senior Notes due 2020, dated August 4, 2010, between Advanced Micro Devices, Inc. and Wells Fargo Bank, N.A., filed as Exhibit 4.1 to AMD’s Current Report on Form 8-K dated August 4, 2010, is hereby incorporated by reference.

(d)(35)	Registration Rights Agreement, dated August 4, 2010, between Advanced Micro Devices, Inc. and J.P. Morgan Securities Inc., filed as Exhibit 10.1 to AMD’s Current Report on Form 8-K dated August 4, 2010, is hereby incorporated by reference.

(g)	None.

(h)	None.

*	Previously filed on Schedule TO.